April 11, 2022

Satish Chandran
Audit Committee
Statera Biopharma, Inc.
2537 Research Boulevard, Suite 201
Fort Collins, CO 80526

Dr. Chandran,

Based upon information that has come to our attention, we regret to inform you that we are resigning as your auditors and we will no longer be able to provide auditing services for Statera Biopharma, Inc.

We wish the Company and you all the best in the future. We will cooperate with your transition to successor auditors.

Sincerely,

Turner, Stone & Company, LLP

Turner, Stone & Company, L.L.P.

Turner, Stone & Company, L.L.P.
Accountants and Consultants
12700 Park Central Drive, Suite 1400
Dallas, Texas 75251
Telephone: 972-239-1660/Facsimile: 972-239-1665
Toll Free: 877-853-4195
Web site: turnerstone.com